As filed with the Securities and Exchange Commission on July 31, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tredegar Corporation
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	54-1497771
(State of Incorporation)	(I.R.S. Employer Identification No.)

1100 Boulders Parkway
Richmond, Virginia 23225
(Address of Principal Executive Offices)

TREDEGAR CORPORATION RETIREMENT SAVINGS PLAN
(Full title of the plan)

Norman A. Scher, Executive Vice President
Nancy M. Taylor, Vice President - Law
Tredegar Corporation
1100 Boulders Parkway
Richmond, Virginia 23225
(804) 330-1000
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

C. Porter Vaughan, III, Esq.
Hunton & William
951 East Byrd Street
Richmond, Virginia 23219

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,500,000	$19.19(*)	$28,785,000	$7,196.25
(including the associated Preferred Stock Purchase Rights)

*Estimated solely for the purpose of determining the Registration Fee and based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 23, 2001, as reported in The Wall Street Journal.
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

REGISTRATION OF ADDITIONAL SECURITIES

Tredegar Corporation is hereby registering 1,500,000 additional shares of its common stock (including the related Preferred Share Purchase Rights), no par value, for issuance under the Tredegar Corporation Retirement Savings Plan. A registration statement on Form S-8 (Registration No. 33-64647), as filed with the Securities and Exchange Commission on November 30, 1995, as amended, relating to the same class of securities and the same employee benefit plan is currently effective and, in accordance with General Instruction E to Form S-8, the contents of that registration statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

                Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.   Registrant Information and Employee Plan Annual Information.

                Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

                The following documents filed by Tredegar Corporation (the “Company”) with the Commission (file No. 1-10258) are incorporated herein by reference and made a part hereof: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000; (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; (iii) the Annual Report on Form 11-K of the Savings Plan for the Employees of Tredegar Corporation for the year ended December 31, 1999; (iv) the Company’s Form 10, as amended, dated May 17, 1989, containing a description of the Company’s Common Stock (the “Common Stock”), and (v) the description of the Preferred Stock Purchase Rights, contained in the Registration Statement on Form 8-A, filed with the Commission on June 16, 1999, as amended.

                All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

Item 4.   Description of Securities.

                Not applicable.

Item 5.   Interestsof Named Experts and Counsel.

                Not applicable.

Item 6.   Indemnification of Directors and Officers.

                As permitted by the Virginia Stock Corporation Act, the Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles”) eliminate all liability of the Company’s directors and officers for monetary damages to the Company or its shareholders except in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles also require indemnification of any person against liability incurred in connection with any proceeding to which that person is made a party by reason of (i) his service to the Company as a director or officer or (ii) his service as director, officer, trustee or partner to some other enterprise at the request of the Company, except in the event of willful misconduct or a knowing violation of the criminal law.

Item 7.   Exemption from Registration Claimed.

                Not applicable.

Item 8. Exhibits.

Exhibit No.

3.1	Amended and Restated Articles of Incorporation of Tredegar (filed as Exhibit 3.1 to Tredegar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and incorporated herein by reference).

3.2	Amended By-laws of Tredegar (filed herewith).

3.3	Articles of Amendment (filed as Exhibit 3.3 to Tredegar’s Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.3 to Tredegar’s Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

4.2	Rights Agreement, dated as of June 30, 1999, by and between Tredegar and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 99.1 to the Registration Statement on Form 8-A, filed June 16, 1999, as amended, and incorporated herein by reference).

23	Consent of Poti, Walton & Associates, PC (filed herewith).

24	Powers of Attorney (included on Signature Page).

The Registrant has submitted the Tredegar Corporation Retirement Savings Plan (the “Plan”) on June 7, 2001, and will submit any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.   Undertakings

                (a)     The undersigned registrant hereby undertakes:

                          1.     To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                          2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on this 24th day of May, 2001.

TREDEGAR CORPORATION
(Registrant)

Dated: May 24, 2001	By: /s/John D. Gottwald
John D. Gottwald
President

POWERS OF ATTORNEY

        Each person whose signature appears below hereby authorizes the agents for service named in the Registration Statement, as attorney-in-fact, to sign on his or her behalf individually and in each capacity stated below and to file all amendments, including any post-effective amendment, to the Registration Statement and Tredegar Corporation and the Plan each hereby confers like authority to sign and file on its behalf.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of May, 2001.

Signature	Title

/s/John D. Gottwald	President and Director
(John D. Gottwald)	(Principal Executive Officer)

/s/ Norman A. Scher	Executive Vice President and Director
(Norman A. Scher	(Principal Financial Officer)

/s/ Michelle O. Mosier	Corporate Controller
(Michelle O. Mosier)	(Principal Accounting Officer)

/s/ Austin Brockenbrough, III	Director
(Austin Brockenbrough, III)

/s/ Phyllis Cothran	Director
(Phyllis Cothran)

/s/ R. W. Goodrum	Director
(Richard W. Goodrum)

/s/ Floyd D. Gottwald, Jr.	Director
(Floyd D. Gottwald, Jr.)

/s/ William M. Gottwald	Director
(William M. Gottwald)

/s/ Richard L. Morrill	Director
(Richard L. Morrill)

/s/ Thomas G. Slater, Jr.	Director
(Thomas G. Slater, Jr.)

        Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, a member of the Committee for the administration of the Plan, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on this 24th day of May, 2001.

TREDEGAR CORPORATION
RETIREMENT SAVINGS PLAN

By: /s/Norman A. Scher
Norman A.Scher
Member of the Committee Responsible for the
Administration of the Plan

EXHIBIT INDEX

Exhibit No.

3.1	Amended and Restated Articles of Incorporation of Tredegar (filed as Exhibit 3.1 to Tredegar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and incorporated herein by reference).

3.2	Amended By-laws of Tredegar (filed herewith).

3.3	Articles of Amendment (filed as Exhibit 3.3 to Tredegar’s Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.3 to Tredegar’s Annual Report on Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).

4.2	Rights Agreement, dated as of June 30, 1999, by and between Tredegar and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 99.1 to the Registration Statement on Form 8-A, filed June 16, 1999, as amended, and incorporated herein by reference).

23	Consent of Poti, Walton & Associates, PC (filed herewith).

24	Powers of Attorney (included on Signature Page).

The Registrant has submitted the Plan on June 7, 2001, and will submit any amendments thereto, to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.